January 30, 1998



Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934 we are transmitting herewith the attached Schedule 13G.

Sincerely,



Calvin S. Koonce

Schedule 13G


VSE CORPORATION

COMMON STOCK

CUSIP  918284100


ITEM #1
	NAME OF REPORTING PERSON
	S.S. NUMBER

					Calvin Scott Koonce
					###-##-####


ITEM #2
	NOT APPLICABLE



ITEM #3
	SEC USE ONLY


ITEM #4
	CITIZENSHIP

				US/RESIDENT OF MARYLAND


ITEM #5
	SOLE VOTING POWER

				311,104


ITEM #6
	SHARED VOTING POWER

				0


ITEM #7
	SOLE DISPOSITIVE POWER

				311,104


ITEM #8
	SHARED DISPOSITIVE POWER

				0



ITEM #9
	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

				311,104


ITEM #10
	NOT APPLICABLE


ITEM #11
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

				18.0%


ITEM #12
	TYPE OF REPORTING PERSON

				IN

After reasonable inquiry and to the beset of my knowledge and belief, I certify information set forth in this statement is truc, complete and correct.




/s/	Calvin S. Koonce

		January 30, 1998